Exhibit 10.38

AGREEMENT REGARDING CERTAIN

MATTERS RELATING TO EMPLOYMENT

THIS AGREEMENT REGARDING CERTAIN MATTERS RELATING TO EMPLOYMENT (this “Agreement”) is made and entered into this 20 day of July, 2004 by and between RESPIRONICS, INC., a Delaware corporation (the “Company”), and JAMES W. LIKEN, of Pittsburgh, Pennsylvania (“Executive”).

RECITALS

A. The Company and Executive are parties to that certain Employment Agreement dated as of October 1, 1999, as amended pursuant to Amendment No. 1 to Employment Agreement dated as of August 26, 2002 (as amended, the “Employment Agreement”). Capitalized terms used herein and not defined are used as defined in the Employment Agreement.

B. The Company and Executive desire to set forth certain agreements they have reached relating to Executive’s employment with the Company, including expiration of the Term of the Employment Agreement in accordance with its terms, Executive’s bonus for fiscal year, and an opportunity for Executive to remain an employee of the Company after expiration of the Term of the Employment Agreement, and mutual release of certain claims the parties may have.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Company and Executive hereby agree as follows:

ARTICLE I

Certain Acknowledgments and Agreements

1.01 Expiration of Term of Employment Agreement. The Company hereby gives notice, and Executive hereby acknowledges receipt of such notice, pursuant to Section 1.02(b) of the Employment Agreement that the Term of the Employment Agreement shall expire on September 30, 2004. The parties acknowledge and agree that the Extended Term shall not go into effect and that there shall not be any extensions, rollovers or “evergreen” extensions of the Term of the Employment Agreement.

1.02 Certain Obligations of Executive Under Employment Agreement.

(a) The provisions of the Employment Agreement which by their terms survive expiration of the Term of the Employment Agreement, including without limitation Executive’s obligations under Article IV of the Employment Agreement, shall survive in accordance with their respective terms. Executive hereby acknowledges and agrees that his obligations under Article IV of the Employment Agreement and the related provisions in Articles III, V and VI thereof shall survive expiration of the Term and that he shall remain subject to such provisions in accordance with their terms.

(b) In addition, in consideration of the willingness of the Company to provide the extended employment arrangement set forth in Article II of this Agreement and the other agreements of the Company set forth herein, Executive hereby acknowledge and agrees that he shall continue to be subject to the obligations set forth in Article IV of the Employment Agreement and the related provisions in Articles III, V and VI thereof for so long as he remains an employee of the Company pursuant to Article II hereof and for the respective periods after termination of such extended employment period as set forth in Article IV of the Employment Agreement (substituting termination of such extended employment arrangement for references to termination of employment under the Employment Agreement where applicable).

1.03 Bonus for Fiscal Year 2004. The parties hereby agree that Executive will be eligible to participate in the Company’s bonus plan for fiscal year 2004. A bonus, if any, is based upon corporate performance versus plan and is funded and distributed annually, typically in September, solely by action of the Compensation Committee and the Board of Directors. The parties hereby agree that Executive’s individual target potential bonus for fiscal year 2004 will be 5/12ths of his Base Salary of $600,000, which equals a target potential bonus of $250,000. After fiscal year 2004, Executive will no longer participate in any of the Company’s bonus plans.

1.04 Certain Acknowledgements Regarding Company’s Succession Planning. The parties hereby acknowledge and agree that, effective December 1, 2003, as part of the Company’s succession plan, John L. Miclot became President and Chief Executive Officer of the Company. Executive hereby acknowledges and agrees that, notwithstanding anything contained in the Employment Agreement, Executive’s change in title and position in connection with this succession plan were mutually agreed upon and that such changes did not trigger any termination or other compensation provision for Executive under the Employment Agreement, including without limitation any right for Executive to terminate the Employment Agreement pursuant to the third sentence of Section 2.04(a) thereof and receive the payments contemplated thereby.

1.05 Additional Payment. In consideration of the agreements and acknowledgments set forth in this Agreement, the Company shall pay to Executive, within three (3) days of the expiration of seven-day revocation period set forth in Section 3.03, the sum of $50,000.00.

ARTICLE II

Extended Employment Arrangements

2.01 Extended Employment Arrangements.

(a) Extended Employment Period. Commencing simultaneously with the expiration of the Term of the Employment Agreement on September 30, 2004, subject to the remaining provisions of this Section 2.01 and assuming that Executive does not die or become disabled prior to that date, Executive shall remain in the employ of the Company for a period of 24 months after September 30, 2004 (the “Extended Employment Period”).

(b) Services and Payment. During the Extended Employment Period, Executive shall perform general advisory duties for the Company for one (1) eight (8) hour day per calendar month or as mutually agreed upon by Executive and the Company. It is acknowledged and agreed that Executive shall not be an executive officer of the Company during the Extended Employment Period. During the Extended Employment Period, Executive will not be required to travel from his place of employment in Pittsburgh, Pennsylvania (or such other location as Executive may designate in writing from time to time) on Company business without Executive’s consent, which shall not be unreasonably withheld. The compensation to be paid to Executive for his services during the Extended Employment Period (“Additional Employment Payment”) shall be $6,250 per month or as mutually agreed upon by Executive and the Company. Executive shall receive the Additional Employment Payments provided for in this Section 2.01(b) during the Extended Employment Period regardless of whether the Company requests Executive to perform services during any particular month. Executive shall not be entitled to and shall not participate in any employee benefit plan or program of the Company during the Extended Employment Period other than health insurance for Executive and his spouse under the Company’s health insurance program.

(c) Termination of Extended Employment Period. Executive may terminate his employment during the Extended Employment Period by giving the Company at least thirty (30) days prior written notice of his intent to terminate the Extended Employment Period. The Company may not terminate Executive during the Extended Employment Period for any reason other than upon the death or disability of Executive or for cause (as defined in the Employment Agreement).

(d) Outstanding Stock Options. It is the intention of the parties that Executive shall remain an employee of the Company during the Extended Employment Period and that, accordingly, any and all stock options or awards granted to Executive which are outstanding on September 30, 2004 (collectively, “Outstanding Options”) under any stock option plan, stock incentive plan or similar plan or program maintained by the Company or any of its predecessors (collectively, “Option Plans”) shall remain in full force and effect during the Extended Employment Period and shall continue to vest and be exercisable during the Extended Employment Period in accordance with the terms of the applicable Option Plan. The Company makes no representation or warranty with respect to the tax treatment of the Outstanding Options upon the exercise of such Outstanding Options by Executive; however, the Company agrees that it will at all times recognize and treat Executive as an employee during the term of the Extended Employment Period.

(e) Treatment of Outstanding Options Upon Termination of Extended Employment Period. If Executive dies or becomes disabled during the Extended Employment Period, then all Outstanding Options outstanding on the date of Executive’s death or disability shall immediately vest and shall be exercisable by Executive or his estate or legal representative for a period of one (1) year from the date of his death or disability (but in no event after the expiration date of any of the Outstanding Options) as provided in the applicable Option Plan. If Executive voluntarily terminates his employment during the Extended Employment Period, or if the Company terminates Executive’s employment during the Extended Employment Period for cause, then all Outstanding Options (whether vested or unvested) shall automatically and immediately terminate as provided in the applicable Option Plan. If Executive does not die or become disabled during the Extended Employment Period, Executive does not voluntarily terminate his employment during the Extended Employment Period and the Company does not terminate Executives employment during the Extended Employment Period for cause, then at the end of the Extended Employment Period, all unvested Outstanding Options shall immediately terminate as provided in the applicable Option Plan, and all vested Outstanding Options shall be exercisable after termination of employment for the periods provided in the applicable Option Plan.

(f) Services as a Director. Nothing contained in this Agreement shall affect or limit Executive’s duties and obligations as a member of the Board of Directors of the Company or any Committee thereof.

ARTICLE III

Release

3.01 Release. (a) In consideration of the matters described in Articles I and II above, Executive, on behalf of himself, his heirs, representatives, administrators, estates, successors and assigns, does hereby irrevocably and unconditionally remise, release and forever discharge the Company, the Company’s predecessors, parents, subsidiaries, affiliates, benefit plans and their past, present and future officers, directors, trustees, administrators, agents and employees, as well as the heirs, successors and assigns of any of such persons or such entities (hereinafter separately and collectively called “Released Parties”) from all manner of suits actions, causes of action, damages and claims, known or unknown, that he has, or may have, against any of the Released Parties for any actions up to and including the date hereof and the continuing effects thereof. Except for the performance of the provisions of this Agreement, it is the intention of Executive to effect a general release of all such claims.

(b) This release includes, but is not limited to, claims which were asserted, could have been asserted or could be asserted by Executive, or on his behalf, arising out of his employment with the Company or the expiration of the Term of the Employment Agreement, including but not limited to, claims relating to any bonus or other amounts Executive may allege he is entitled to, claims relating to Executive’s change of position to Vice Chairman, and any claims under the federal Age Discrimination In Employment Act of 1967, as amended, Title VII of the Federal Civil Rights Act of 1964, as amended, the Pennsylvania Human Relations Act and other federal, state and local statutes, ordinances, executive orders and regulations prohibiting age, race, sex, non-job-related disability and other types of discrimination, the Employee Retirement Income Security Act of 1974, as amended, and state or local law claims of any kind.

3.02 Certain Acknowledgements. (a) Executive acknowledges that he has been given the opportunity to consider this Agreement for at least twenty one (21) days, which Executive acknowledges is a reasonable period of time, and that he has been advised to consult with an attorney in relation thereto, prior to executing this Agreement. Executive further acknowledges that he has had a full and fair opportunity to consult with an attorney and that he has carefully read and fully understands all of the provisions of this Agreement intending to be legally bound thereby.

(b) The Company acknowledges that it is not aware of any basis for any claims against Executive as of the date of this Agreement.

3.03 Revocation Period. For a period of seven (7) days following the execution of this Agreement, Executive may revoke this Agreement by delivery of a written notice revoking the same, within that seven-day period, to the attention of William Wilson at the Company. This Agreement shall not become effective or enforceable until that seven (7) day revocation period has expired. Once the seven (7) day period has expired, this Agreement will be fully enforceable. Notwithstanding any revocation hereof, the notice provided by the Company in Section 1.01 shall constitute written notice from the Company of its intent not to extend the Term of the Employment Agreement.

ARTICLE IV

Miscellaneous

4.01 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

4.02 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

4.03 Notices. All notices under this Agreement shall be provided in the manner set forth in Section 6.01 of the Employment Agreement. The Company hereby gives notice that its current address for purposes of the Employment Agreement and this Agreement is:

Respironics, Inc.

1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: General Counsel

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

Witness:

/s/ SUSAN J. LIKEN	/s/ JAMES W. LIKEN
James W. Liken

Witness:	RESPIRONICS, INC.

/s/ WILLIAM R. WILSON	By:	/s/ SEAN MCDONALD
VP, Human Resources	Title:	Chairman - Comp. Comm.

[Corporate Seal]